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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __) *

                             SFX ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class A Common Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  784 178 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   May 4, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]Rule 13d-1(b)

        [X]Rule 13d-1(c)

        [ ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

------------------------                           ----------------------------
CUSIP NO.      784178105                               Page 2 of 6 Pages
------------------------                           ----------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Becker Interests Limited Partnership
     76-0430788

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                  (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
--------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

          NUMBER OF                      1,153,507
            SHARES
         BENEFICIALLY          -------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH
          REPORTING                      -0-
            PERSON             -------------------------------------------------
             WITH               7        SOLE DISPOSITIVE POWER

                                         1,153,507
                               -------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,153,507

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *  [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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------------------------                           ----------------------------
CUSIP NO.      784178105                                Page 3 of 6 Pages
------------------------                           ----------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Allen J. Becker

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                 (a) [X]
                                                                        (b) [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
--------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

          NUMBER OF                      1,153,507
            SHARES              ------------------------------------------------
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY
             EACH                        -0-
          REPORTING             ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH
                                         1,153,507
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,153,507

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *  [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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Item 1.

         (a)      Name of Issuer:

                  SFX Entertainment, Inc.
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices:

                  650 Madison Avenue
                  --------------------------------------------------------------
                  New York, N.Y. 10022
                  --------------------------------------------------------------

ITEM 2.

         (a)      Name of Person Filing: Becker Interests Limited Partnership
                                         ---------------------------------------
                                         Allen J. Becker
                                         ---------------------------------------

         (b) Address of Principal Business Office or, if none, Residence:

                  Becker Interests Limited Partnership
                  --------------------------------------------------------------
                  515 Post Oak Blvd., Suite 300
                  --------------------------------------------------------------
                  Houston, Texas 77027
                  --------------------------------------------------------------

                  Allen J. Becker
                  --------------------------------------------------------------
                  515 Post Oak Blvd., Suite 300
                  --------------------------------------------------------------
                  Houston, Texas 77027
                  --------------------------------------------------------------

         (c)      Citizenship: Texas
                               -------------------------------------------------

         (d)      Title of Class of Securities:  Class A Common Stock
                                               ---------------------------------

         (e)      CUSIP Number:   784 178 105
                               -------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-d-1(B), OR 13d-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)      [ ]  Broker or Dealer registered under Section 15 of the Act.

(b)      [ ]  Bank as defined in section 3(a)(6) of the Act.

(c)      [ ]  Investment Company as defined in section 3(a)(19) of the Act.

(d)      [ ]  Investment Company registered under section 8 of the Investment
              Company Act.

(e)      [ ]  An investment adviser in accordance with Section 240.1301-1(b)(1)
              (i)(E).

(f)      [ ]  An employee benefit plan or endowment in accordance with
              Section 240.1301-1(b)(1)(ii)(F).

(g)      [ ]  A parent holding company or control person, in accordance with
              Section 240.13d-1(b)(1)(ii)(G).

(h)      [ ]  A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813).

(i)      [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)      [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:  1,153,507.
                                            ------------------------------------

         (b)      Percent of Class: 4.01%.
                                   ---------------------------------------------


         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote  1,153,507.
                                                                   -------------

                  (ii)  shared power to vote or to direct the vote -0-.
                                                                  --------------

                  (iii) sole power to dispose or to direct the disposition of
                        1,153,507.
                        --------------------------------------------------------

                  (iv) shared power to dispose or to direct the disposition of -0-.
                        --------------------------------------------------------

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

--------------------------------------------------------------------------------

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ITEM 10.  CERTIFICATION.

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 11/30/1998                           BECKER INTERESTS LIMITED PARTNERSHIP


                                            By:   /s/ Allen J. Becker
                                                  ------------------------------
                                                  Allen J. Becker,
                                                  Managing General Partner


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 11/30/1998                                 /s/ Allen J. Becker
                                                  ------------------------------
                                                  Allen J. Becker